Exhibit 3.3

AMENDEMENT TO

ARTICLES OF INCORPORATION

of

WIRELESS ATTACHMENTS, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, Sections 7-106-102 and 107(1), C.R.S. 1994, as amended, the undersigned adopt the following Amended Articles of Incorporation.

FIRST: The name of the corporation is Wireless Attachments, Inc.

SECOND: On September 22, 2010, the Board of Directors of the corporation, pursuant to 7-106-102 of the C.R.S. 1994, as amended, designated 100,000 shares of the corporation's authorized preferred stock as Series A Preferred Stock. The Series A preferred shares have a par value of $.0001, are not convertible to common stock, have no voting rights, do not carry any current or accumulated dividend and, in the event of liquidation, have first and superior rights in the event of liquidation over all other classes of equity securities issued and outstanding by Wireless Attachments, Inc.

This Amendment was duly adopted by the Board of Directors on September 22, 2010.

IN WITNESS WHEREOF, the undersigned has signed these Amendment to Articles of Incorporation this 22nd day of September, 2010.

/s/ Steve S. Sinohui Steve S. Sinohui, Corporate Secretary